November 16, 2018

Northern Lights Fund Trust III

17605 Wright Street

Omaha, NE 68130

Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 364 to the Registration Statement, File Nos. 333-178833 and 811-22655 (the “Registration Statement”), of Northern Lights Fund Trust III (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 364 is effective for purposes of applicable federal and state securities laws, the shares of each fund listed on the attached Exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to matters of Delaware statutory trust law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 364 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP

JMS/MVW

EXHIBIT A

1. Absolute Capital Asset Allocator Fund
2. Absolute Capital Defender Fund
3. ACM Dynamic Opportunity Fund
4. Boyd Watterson Limited Duration Enhanced Income Fund
5. Counterpoint Long-Short Equity Fund
6. Counterpoint Tactical Equity Fund
7. Counterpoint Tactical Income Fund
8. Counterpoint Tactical Municipal Fund
9. Good Harbor Tactical Core US Fund
10. Good Harbor Tactical Core Select Fund
11. HCM Dividend Sector Plus Fund
12. HCM Tactical Growth Fund
13. HCM Income Plus Fund
14. Issachar Fund
15. Leland Currency Strategy Fund
16. Leland Real Asset Opportunities Fund
17. Leland Thomson Reuters Private Equity Index Fund
18. Leland Thomson Reuters Venture Capital Index Fund
19. Marathon Value Portfolio
20. Newfound Multi-Asset Income Fund
21. Newfound Risk Managed Global Sectors Fund
22. Newfound Risk Managed U.S. Sectors Fund
23. Persimmon Long/Short Fund
24. Pinnacle Dynamic Growth Fund
25. Pinnacle Sherman Multi-Strategy Core Fund
26. Pinnacle Sherman Tactical Allocation Fund
27. Pinnacle TrendRating Innovative Equity Fund
28. RESQ Absolute Equity Fund
29. RESQ Absolute Income Fund
30. Swan Defined Risk Fund
31. Swan Defined Risk Emerging Markets Fund
32. Swan Defined Risk Foreign Developed Fund
33. Swan Defined Risk Growth Fund
34. Swan Defined Risk U.S. Small Cap Fund
35. The Covered Bridge Fund
36. The Teberg Fund